Exhibit 99.1

July 27, 2017

Echo Global Logistics Reports Record Second Quarter Revenue; Up 6% Year over Year
CHICAGO, July 27, 2017 (GLOBE NEWSWIRE) -- Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation management services, today reported financial results for the quarter ended June 30, 2017.
“Our record second quarter revenue was highlighted by continued success in Managed Transportation and top-line revenue records in truckload and less than truckload,” said Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer of Echo. “Our Transactional business was challenged by a more competitive pricing market and truckload margin compression when compared to the prior year, but our continued execution has set us up to demonstrate strong performance when the market tightens.”

Second Quarter 2017 Highlights

•	Revenue increased by 6% to $470.1 million from the second quarter of 2016; net revenue(1) was $81.6 million in the second quarter of 2017, compared to $85.2 million in the second quarter of 2016

•
Net loss was $0.2 million in the second quarter of 2017, compared to net income of $1.9 million in the second quarter of 2016; non-GAAP EBITDA(1) was $14.0 million in the second quarter of 2017, compared to $18.5 million in the second quarter of 2016

•
Fully diluted loss per share was $0.01 in the second quarter of 2017, compared to fully diluted EPS of $0.07 in the second quarter of 2016; non-GAAP fully diluted EPS(1) was $0.18 in the second quarter of 2017, compared to $0.27 in the second quarter of 2016

•	Managed Transportation revenue increased over 20% from the second quarter of 2016 to $98.7 million
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(1)Represents a non-GAAP financial measure. For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see the "Reconciliation of Non-GAAP Financial Measures" section of this Press Release.

Summarized financial results and select operating metrics follow:

	Three months ended June 30,
Dollars in millions, except per share data	2017	2016	% change
	(unaudited)
Transactional revenue	$371.4	$362.0	2.6%
Managed transportation revenue	98.7	81.8	20.6%
Revenue	470.1	443.8	5.9%

Transportation costs	388.5	358.6	8.3%
Net revenue (1)	81.6	85.2	(4.2)%

Commission expense	24.7	25.2	(1.9)%
Change in contingent consideration	0.2	0.0	518.2%
Stock compensation expense	2.4	3.8	(36.1)%
Other selling, general and administrative	42.8	41.5	3.3%
Selling, general and administrative expense	70.2	70.5	(0.5)%

Depreciation	4.4	3.6	21.6%
Amortization	3.6	4.0	(10.2)%
Depreciation and amortization	8.0	7.6	5.0%

Income from operations	3.4	7.0	(51.2)%

Cash interest expense	1.7	1.6	2.5%
Non-cash interest expense	2.0	1.9	5.9%
Interest expense	3.7	3.5	4.3%
(Loss) Income before provision for income taxes	(0.2)	3.5	(106.8)%
Income tax expense	0.0	1.6	(99.6)%
Net (loss) income	$(0.2)	$1.9	(112.7)%

Fully diluted (loss) earnings per share	$(0.01)	$0.07	(113.4)%
Diluted shares(1)(2)	28.0	29.6

(1)See the "Reconciliation of Non-GAAP Financial Measures" and "Non-GAAP Financial Measures" sections of this Press Release.
(2)For the three months ended June 30, 2017, 239,440 incremental shares related to stock-based awards were not included in the computation of diluted loss per share because of the net loss during the period. Diluted shares used in the reconciliation of non-GAAP fully diluted EPS was 28,255,562.

Reconciliation of Non-GAAP Financial Measures	Three months ended June 30,
Dollars in millions, except per share data	2017	2016	% change
	(unaudited)
Revenue	$470.1	$443.8	5.9%
Transportation costs	388.5	358.6	8.3%
Net revenue (1)	$81.6	$85.2	(4.2)%

Net (loss) income	$(0.2)	$1.9	(112.7)%
Change in contingent consideration	0.2	0.0	518.2%
Depreciation	4.4	3.6	21.6%
Amortization	3.6	4.0	(10.2)%
Non-cash interest expense	2.0	1.9	5.9%
Stock compensation expense	2.4	3.8	(36.1)%
Cash interest expense	1.7	1.6	2.5%
Income tax expense	0.0	1.6	(99.6)%
Non-GAAP EBITDA (1)	$14.0	$18.5	(24.0)%

Fully diluted (loss) earnings per share	$(0.01)	$0.07	(113.4)%
Change in contingent consideration	0.01	0.00	547.3%
Amortization	0.13	0.13	(6.0)%
Non-cash interest expense	0.07	0.06	10.9%
Stock compensation expense	0.09	0.13	(33.0)%
Tax effect of adjustments	(0.10)	(0.12)	16.0%
Non-GAAP fully diluted EPS (1)(2)	$0.18	$0.27	(34.1)%

Operating Metrics
Net revenue margin	17.4%	19.2%	(183)	bps
Total employees	2,466	2,389	3.2%
Sales employees and agents	1,671	1,654	1.0%
Truckload (TL) revenue %	66.9%	67.5%	(55)	bps
Less than truckload (LTL) revenue %	27.6%	26.5%	109	bps
Intermodal revenue %	3.8%	4.4%	(54)	bps

(1)See the "Non-GAAP Financial Measures" section of this Press Release for the definition, and a discussion of, each Non-GAAP financial measure.
(2)For the three months ended June 30, 2017, 239,440 incremental shares related to stock-based awards were not included in the computation of diluted loss per share because of the net loss during the period. Diluted shares used in the reconciliation of non-GAAP fully diluted EPS was 28,255,562.

2017 Full Year Guidance
“We expect revenue for the third quarter of 2017 to be between $455 million and $485 million. We are also updating our full year 2017 revenue guidance to a range of $1.76 billion to $1.82 billion,” said Kyle Sauers, Chief Financial Officer of Echo.

Conference Call
A conference call, with accompanying presentation slides, will be broadcast live on July 27, 2017 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer; Dave Menzel, President and Chief Operating Officer; and Kyle Sauers, Chief Financial Officer, will host the call. To participate in the call, dial 877-303-6235 (toll free) or 631-291-4837 (toll) and reference "Echo Global Logistics." To listen to a live webcast of the call, visit the Echo website at http://ir.echo.com. A replay of the webcast will be available for one year following the live webcast in the Investor Relations section of the Echo website. To listen to an audio replay, call 855-859-2056 (toll free) or 404-537-3406 (toll) and enter conference ID 51200546. The audio replay will be available through August 3, 2017.

Non-GAAP Financial Measures
This release includes the following financial measures defined as "Non-GAAP financial measures" by the Securities and Exchange Commission (the "SEC"): Net revenue, Non-GAAP EBITDA and Non-GAAP fully diluted EPS. Net revenue is calculated as revenue less transportation costs. Non-GAAP EBITDA is defined as net (loss) income excluding the effects of changes in contingent consideration, depreciation, amortization, stock compensation expense, cash and non-cash interest expense, and income taxes. Non-GAAP fully diluted EPS is defined as fully diluted (loss) earnings per share excluding changes in contingent consideration, amortization, non-cash interest expense, stock compensation expense and the tax effect of these adjustments. We believe such measures provide useful information to investors because they provide information about the financial performance of the Company's ongoing business.
Net revenue, Non-GAAP EBITDA and Non-GAAP fully diluted EPS are used by management in its financial and operational decision-making and evaluation of overall operating performance. These measures may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see "Reconciliation of Non-GAAP Financial Measures" included in this release.

Forward-Looking Statements
This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2016.

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Revenue	$470,085,693	$443,829,924	$885,837,967	$849,107,456

Costs and expenses:
Transportation costs	388,472,528	358,652,347	729,726,541	683,103,064
Selling, general and administrative expenses	70,198,648	70,532,891	137,435,970	140,009,379
Depreciation and amortization	7,976,014	7,598,376	16,014,273	15,127,709
Income from operations	3,438,503	7,046,310	2,661,183	10,867,304
Interest expense	(3,677,385)	(3,524,166)	(7,301,521)	(7,027,561)
(Loss) Income before provision for income taxes	(238,882)	3,522,144	(4,640,338)	3,839,743
Income tax (expense) benefit	(6,484)	(1,591,375)	1,522,929	(1,646,363)
Net (loss) income	$(245,366)	$1,930,769	$(3,117,409)	$2,193,380

Basic (loss) earnings per share	$(0.01)	$0.07	$(0.11)	$0.08
Diluted (loss) earnings per share	$(0.01)	$0.07	$(0.11)	$0.07

Echo Global Logistics, Inc.
Condensed Consolidated Balance Sheets

	June 30, 2017	December 31, 2016
	(unaudited)
Cash and cash equivalents	$20,030,667	$16,646,089
Accounts receivable, net of allowance for doubtful accounts	267,684,238	231,430,645
Other current assets	22,138,750	20,224,140
Total noncurrent assets	493,901,747	498,467,042
Total assets	$803,755,402	$766,767,916

Accounts payable	$178,703,977	$135,386,424
Other current liabilities	31,123,614	32,554,271
Convertible notes, net	207,183,398	203,564,011
Other noncurrent liabilities	38,873,510	37,113,480
Stockholders’ equity	347,870,903	358,149,730
Total liabilities and stockholders’ equity	$803,755,402	$766,767,916

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2017	2016
	(unaudited)
Net cash provided by operating activities	$25,370,271	$33,405,125
Net cash used in investing activities	(9,548,784)	(12,827,953)
Net cash used in financing activities	(12,436,909)	(36,984,796)
Increase (Decrease) in cash and cash equivalents	3,384,578	(16,407,624)
Cash and cash equivalents, beginning of period	16,646,089	56,522,194
Cash and cash equivalents, end of period	$20,030,667	$40,114,570

About Echo Global Logistics
Echo Global Logistics, Inc. (NASDAQ: ECHO) is a leading provider of technology-enabled transportation and supply chain management services. Headquartered in Chicago with more than 30 offices around the country, Echo offers freight brokerage and Managed Transportation solutions for all major modes, including truckload, partial truckload, LTL, intermodal and expedited. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 40,000 transportation providers to serve clients across a wide range of industries and simplify the critical tasks involved in transportation management. For more information on Echo Global Logistics, visit: www.echo.com.
ECHO: Earnings
INVESTOR RELATIONS CONTACTS:
Kyle Sauers
Chief Financial Officer
Echo Global Logistics
312-784-7695
Zach Jecklin
VP of Strategy
Echo Global Logistics
312-784-2046

MEDIA RELATIONS:
Christopher Clemmensen
SVP of Marketing
Echo Global Logistics
312-784-2132